Exhibit 99.1

Trevena Reports Third Quarter 2024 Results and Provides Business Update

CHESTERBROOK, Pa., November 7, 2024 (GLOBE NEWSWIRE) –Trevena, Inc. (Nasdaq: TRVN), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today reported its financial results for the third quarter ended September 30, 2024 and provided an overview of its recent operational updates.

Third Quarter 2024 and Recent Corporate Updates

•	$2 million Non-Dilutive Financing Tranche. In July 2024, the Company announced receipt of a non-dilutive, $2 million tranche in connection with an amendment (the “Amendment”) to its existing ex-US royalty financing with R-Bridge Healthcare Fund (“R-Bridge”). The Company is further eligible to receive up to an additional $8 million based on future milestones. As part of the Amendment, (i) certain OLINVYK Chinese IP that had been previously pledged to R-Bridge under the Royalty Financing was transferred to R-Bridge, (ii) warrants previously issued to R- Bridge as part of the Royalty Financing were amended to reduce the exercise price to a 15% premium to the then-current stock price and to extend the exercise period to five years from the effective date of the Amendment, (iii) the existing cap on the US royalty payable to R-Bridge was increased from $10 million to $12 million (with no minimum or fixed payments), and (iv) R- Bridge agreed to forgive $10.0 million of the amount that was outstanding to them prior to the Amendment. This $10.0 million forgiveness was determined to be a troubled debt restructuring and therefore no gain will be recognized by the Company for accounting purposes.

•	Reverse Stock Split. In August 2024 the Company effected a 1-for-25 reverse stock of the Company’s common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, each 25 shares of the Company’s issued and outstanding common stock were automatically combined into one validly issued, fully paid and non-assessable share of common stock. In addition, proportional adjustments were made to the number of shares of the Company’s common stock issuable under the Company’s equity incentive plans and all outstanding securities and other rights convertible or exercisable into shares of the Company’s common stock, including all stock options and warrants outstanding immediately prior to the effectiveness of the Reverse Stock Split. The Reverse Stock Split did not have any effect on the stated par value of the Company’s common stock.

•	Nasdaq Delisting and Subsequent Initiation of Trading on OTC Pink Sheets. On October 4, 2024, the Company announced that it had received notice that the Nasdaq Hearings Panel (the “Panel”) had determined to delist the Company’s common stock from The Nasdaq Stock Market LLC (“Nasdaq”) due to the Company’s failure to comply with the minimum stockholder’s equity requirement under Nasdaq Listing Rule 5550(b)(1) (the “Equity Standard Rule”). As previously disclosed, the Panel had provided the Company until October 2, 2024, to regain compliance with the Equity Standard Rule. Trading in the Company’s common stock was suspended on Nasdaq effective with the open of business on October 8, 2024, and the Company’s common stock began trading on the Pink Open Market operated by the OTC Markets Group, Inc. (commonly referred to as the “pink sheets”) on October 8, 2024 under the trading symbol “TRVN.”

•	Additional Cost-Cutting Measures. On October 5, 2024, in connection with certain cost-cutting measures, the Board of Directors (“the Board”) approved the termination of employment, without cause, of three senior executives: Carrie Bourdow (President & CEO), Mark Demitrack (SVP & CMO), and Barry Shin (EVP & COO/CFO). The terminations did not involve any disagreement concerning the Company’s operations, policies or practices, and the Board thanked these executives for their service to the Company. Following the effectiveness of these terminations, Ms. Bourdow continues to serve as Chairman of the Board and Acting CEO; Mr. Demitrack continues to serve as Acting CMO; Mr. Shin continues to serve as Acting COO/CFO; and all entered into consulting agreements with the Company. Following these cost-cutting measures, the Company has four employees.

•	Resignation of Certain Directors. On November 5, 2024, in connection with the ongoing cost- cutting measures, Mark Corrigan, M.D.; Marvin H. Johnson, Jr.; Jake R. Nunn; and Anne M. Phillips each informed the Company of his or her intent to resign from the Board and the committees thereof, effective as of November 5, 2024. None of these resignations was related to any disagreement with the Company over any of its operations, policies or practices. Carrie Bourdow continues to serve as Chairman of the Board and Scott Braunstein, M.D. and Barbara Yanni continue to serve as directors of the Company.

•	Continued Strategic Review. The Company continues its review of strategic alternatives, including for OLINVYK, TRV045 and its other pipeline assets. There can be no assurance regarding the schedule for completion of the strategic review process, that this strategic review process will result in the Company pursuing any transaction or that any transaction, if pursued, will be completed. Potential strategic alternatives that may be explored or evaluated include, but are not limited to, a sale, license, divestiture or discontinuation of US commercial sales of OLINVYK; a sale, license or divestiture of our pipeline assets; or a sale, merger or wind down of the Company.

Financial Results and Other Updates for Third Quarter 2024

For the third quarter of 2024, the Company reported a net loss attributable to common stockholders of $4.9 million, or $5.79 per share, compared to $7.9 million, or $14.20 per share in the third quarter of 2023. Cash and cash equivalents were $13.5 million as of September 30, 2024.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative medicines for patients with CNS disorders. The Company has one approved product in the United States, OLINVYK® (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company’s novel pipeline is based on Nobel Prize winning research and includes three differentiated investigational drug candidates: TRV045 for diabetic neuropathic pain and epilepsy, TRV250 for the acute treatment of migraine and TRV734 for maintenance treatment of opioid use disorder.

For more information, please visit www.Trevena.com

About TRV045

TRV045 is a novel, highly selective sphingosine-1-phosphate subtype 1 (S1P1) receptor modulator being developed as a potential treatment for acute and chronic neuropathic pain secondary to diabetic peripheral neuropathy. Through a collaboration with the National Institutes of Health, Trevena is also exploring TRV045 as a potential treatment for epilepsy.

S1P receptors are located throughout the body, including the central nervous system, where they are believed to play a role in modulating neurotransmission and membrane excitability.

Trevena's discovery efforts have identified a family of compounds that are highly selective for the S1P1 receptor. TRV045 reversed thermal hyperalgesia, a measure of neuropathic pain, in nonclinical models of diabetic peripheral neuropathy and chemotherapy-induced peripheral neuropathy. TRV045 was not associated with lymphopenia and produced no changes in blood pressure, heart rate, or respiratory function at or above pharmacologically active doses in nonclinical studies. TRV045 is an investigational product and is not yet approved by the FDA. Subjects in both studies referenced in this press release were enrolled outside of the United States, and the studies were not conducted under the Investigational New Drug Application for TRV045.

About OLINVYK® (oliceridine) injection

OLINVYK is a new chemical entity approved by the FDA in August 2020. OLINVYK contains oliceridine, an opioid, which is a Schedule II controlled substance with a high potential for abuse similar to other opioids. It is indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. OLINVYK is available in 1 mg/1 mL and 2 mg/2 mL single-dose vials, and a 30 mg/30 mL single-patient-use vial for patient-controlled analgesia (PCA). Approved PCA doses are 0.35 mg and 0.5 mg and doses greater than 3 mg should not be administered. The cumulative daily dose should not exceed 27 mg. Please see Important Safety Information, including the BOXED WARNING, and full prescribing information at www.OLINVYK.com.

IMPORTANT SAFETY INFORMATION

WARNING: SERIOUS AND LIFE-THREATENING RISKS FROM USE OF OLINVYK

Addiction, Abuse, and Misuse

Because the use of OLINVYK exposes patients and other users to the risks of opioid addiction, abuse, and misuse, which can lead to overdose and death, assess each patient’s risk prior to prescribing and reassess all patients regularly for the development of these behaviors and conditions.

Life-Threatening Respiratory Depression

Serious, life-threatening, or fatal respiratory depression may occur with use of OLINVYK, especially during initiation or following a dosage increase. To reduce the risk of respiratory depression, proper dosing and titration of OLINVYK are essential.

Risks From Concomitant Use With Benzodiazepines Or Other CNS Depressants

Concomitant use of opioids with benzodiazepines or other central nervous system (CNS) depressants, including alcohol, may result in profound sedation, respiratory depression, coma, and death. Reserve concomitant prescribing of OLINVYK and benzodiazepines or other CNS depressants for use in patients for whom alternative treatment options are inadequate.

Neonatal Opioid Withdrawal Syndrome

If opioid use is required for an extended period of time in a pregnant woman, advise the patient of the risk of NOWS, which may be life-threatening if not recognized and treated. Ensure that management by neonatology experts will be available at delivery.

INDICATIONS AND USAGE

OLINVYK is an opioid agonist indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate.

Limitations of Use

Because of the risks of addiction, abuse, and misuse with opioids, which can occur at any dosage or duration, reserve OLINVYK for use in patients for whom alternative treatment options [e.g., non-opioid analgesics or opioid combination products]:

•	Have not been tolerated or are not expected to be tolerated.

•	Have not provided adequate analgesia or are not expected to provide adequate analgesia. The cumulative total daily dose should not exceed 27 mg.

CONTRAINDICATIONS

OLINVYK is contraindicated in patients with:

•	Significant respiratory depression

•	Acute or severe bronchial asthma in an unmonitored setting or in absence of resuscitative equipment

•	Known or suspected gastrointestinal obstruction, including paralytic ileus

•	Known hypersensitivity to oliceridine (e.g. anaphylaxis)

WARNINGS AND PRECAUTIONS

•	OLINVYK contains oliceridine, a Schedule II controlled substance, that exposes users to the risks of addiction, abuse, and misuse. Although the risk of addiction in any individual is unknown, it can occur in patients appropriately prescribed OLINVYK. Assess risk, counsel, and monitor all patients receiving opioids.

•	Serious, life-threatening respiratory depression has been reported with the use of opioids, even when used as recommended, especially in patients with chronic pulmonary disease, or in elderly, cachectic and debilitated patients. The risk is greatest during initiation of OLINVYK therapy, following a dose increase, or when used with other drugs that depress respiration. Proper dosing of OLINVYK is essential, especially when converting patients from another opioid product to avoid overdose. Management of respiratory depression may include close observation, supportive measures, and use of opioid antagonists, depending on the patient’s clinical status.

•	Opioids can cause sleep-related breathing disorders including central sleep apnea (CSA) and sleep- related hypoxemia with risk increasing in a dose-dependent fashion. In patients who present with CSA, consider decreasing the dose of opioid using best practices for opioid taper.

•	Profound sedation, respiratory depression, coma, and death may result from the concomitant use of OLINVYK with benzodiazepines and/or other CNS depressants (e.g., non-benzodiazepine sedatives/hypnotics, anxiolytics, tranquilizers, muscle relaxants, general anesthetics, antipsychotics, other opioids, or alcohol). Because of these risks, reserve concomitant prescribing of these drugs for use in patients for whom alternative treatment options are inadequate, prescribe the lowest effective dose, and minimize the duration.

•	Use of OLINVYK for an extended period of time during pregnancy can result in withdrawal in the neonate that may be life-threatening. Observe newborns for signs of neonatal opioid withdrawal syndrome and manage accordingly. Advise pregnant women using opioids for a prolonged period of the risk of neonatal opioid withdrawal syndrome and ensure that appropriate treatment will be available.

•	OLINVYK was shown to have mild QTc interval prolongation in thorough QT studies where patients were dosed up to 27 mg. Total cumulative daily doses exceeding 27 mg per day were not studied and may increase the risk for QTc interval prolongation. Therefore, the cumulative total daily dose of OLINVYK should not exceed 27 mg.

•	Increased plasma concentrations of OLINVYK may occur in patients with decreased Cytochrome P450 (CYP) 2D6 function or normal metabolizers taking moderate or strong CYP2D6 inhibitors; also in patients taking a moderate or strong CYP3A4 inhibitor, in patients with decreased CYP2D6 function who are also receiving a moderate or strong CYP3A4 inhibitor, or with discontinuation of a CYP3A4 inducer. These patients may require less frequent dosing and should be closely monitored for respiratory depression and sedation at frequent intervals. Concomitant use of OLINVYK with CYP3A4 inducers or discontinuation of a moderate or strong CYP3A4 inhibitor can lower the expected concentration, which may decrease efficacy, and may require supplemental doses.

•	Opioid-Induced Hyperalgesia (OIH) occurs when an opioid analgesic paradoxically causes an increase in pain, or an increase in sensitivity to pain. This differs from tolerance where increasing doses are required to maintain the desired effect. Symptoms of OIH include, but may not be limited to, increased levels of pain upon dose increase, decreased levels of pain upon dose decrease, or pain from ordinarily non-painful stimuli (allodynia). These symptoms may suggest OIH only if there is no evidence of disease progression, opioid tolerance, withdrawal, or addictive behavior. If OIH is suspected, carefully consider appropriately decreasing the dose of the current opioid analgesic or opioid rotation.

•	Cases of adrenal insufficiency have been reported with opioid use (usually greater than one month). Presentation and symptoms may be nonspecific and include nausea, vomiting, anorexia, fatigue, weakness, dizziness, and low blood pressure. If confirmed, treat with physiologic replacement doses of corticosteroids and wean patient from the opioid.

•	OLINVYK may cause severe hypotension, including orthostatic hypotension and syncope in ambulatory patients. There is increased risk in patients whose ability to maintain blood pressure has already been compromised by a reduced blood volume or concurrent administration of certain CNS depressant drugs (e.g., phenothiazines or general anesthetics). Monitor these patients for signs of hypotension. In patients with circulatory shock, avoid the use of OLINVYK as it may cause vasodilation that can further reduce cardiac output and blood pressure.

•	Avoid the use of OLINVYK in patients with impaired consciousness or coma. OLINVYK should be used with caution in patients who may be susceptible to the intracranial effects of CO2 retention, such as those with evidence of increased intracranial pressure or brain tumors, as a reduction in respiratory drive and the resultant CO2 retention can further increase intracranial pressure. Monitor such patients for signs of sedation and respiratory depression, particularly when initiating therapy.

•	As with all opioids, OLINVYK may cause spasm of the sphincter of Oddi, and may cause increases in serum amylase. Monitor patients with biliary tract disease, including acute pancreatitis, for worsening symptoms.

•	OLINVYK may increase the frequency of seizures in patients with seizure disorders and may increase the risk of seizures in vulnerable patients. Monitor patients with a history of seizure disorders for worsened seizure control.

•	Do not abruptly discontinue OLINVYK in a patient physically dependent on opioids. Gradually taper the dosage to avoid a withdrawal syndrome and return of pain. Avoid the use of mixed agonist/antagonist (e.g., pentazocine, nalbuphine, and butorphanol) or partial agonist (e.g., buprenorphine) analgesics in patients who are receiving OLINVYK, as they may reduce the analgesic effect and/or precipitate withdrawal symptoms.

•	OLINVYK may impair the mental or physical abilities needed to perform potentially hazardous activities such as driving a car or operating machinery.

•	Although self-administration of opioids by patient-controlled analgesia (PCA) may allow each patient to individually titrate to an acceptable level of analgesia, PCA administration has resulted in adverse outcomes and episodes of respiratory depression. Health care providers and family members monitoring patients receiving PCA analgesia should be instructed in the need for appropriate monitoring for excessive sedation, respiratory depression, or other adverse effects of opioid medications.

ADVERSE REACTIONS

Adverse reactions are described in greater detail in the Prescribing Information.

The most common (incidence ≥10%) adverse reactions in Phase 3 controlled clinical trials were nausea,vomiting, dizziness, headache, constipation, pruritus, and hypoxia.

MEDICAL INFORMATION

For medical inquiries or to report an adverse event, other safety-related information or product complaints for a company product, please contact the Trevena Medical Information Contact Center at 1- 844-465-4686 or email MedInfo@Trevena.com.

You are encouraged to report suspected adverse events of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

PLEASE see www.OLINVYK.com for full prescribing information including BOXED warning and important safety information

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development and trials of its therapeutic candidates, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the expectations surrounding the continued advancement of the Company’s product pipeline; the potential safety and efficacy of the Company’s product candidates and their regulatory and clinical development; the Company’s intention to pursue strategic alternatives for OLINVYK and the ability of any such strategic alternative to provide shareholder value; the expected financial and operational impacts of the Company’s decision to reduce commercial support for OLINVYK; the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials of any of the Company’s investigational drug candidates; the uncertainties inherent in conducting clinical trials; expectations for regulatory interactions, submissions and approvals, including the Company’s assessment of discussions with FDA; available funding; uncertainties related to continued listing on NASDAQ; uncertainties related to the Company’s intellectual property; uncertainties related to other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates and approved product; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

For more information, please contact: Company Contact:

Bob Yoder

SVP, Chief Business Officer & Head of Commercial Operations

Trevena, Inc.

(610) 354-8840

TREVENA, INC.

Condensed Statements of Operations

(Unaudited, in thousands except share and per share data)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2024	2023	2024	2023
Product revenue	$(21)	$1	$13	$28
License revenue	304	179	615	3,179
Total revenue	283	180	628	3,207

Operating expenses:
Cost of goods sold	114	175	305	389
Selling, general and administrative	3,880	4,572	13,323	15,799
Research and development	1,866	4,260	8,958	12,160
Total operating expenses	5,860	9,007	22,586	28,348
Loss from operations	(5,577)	(8,827)	(21,958)	(25,141)
Other income	638	897	4,450	1,380
Net loss	$(4,939)	$(7,930)	$(17,508)	$(23,761)

Per share information:
Net loss per share of common stock, basic and diluted	$(5.79)	$(14.20)	$(20.54)	$(50.65)
Weighted average shares outstanding, basic and diluted	852,801	558,564	852,253	469,149

TREVENA, INC.

Condensed Balance Sheets

(Unaudited, in thousands)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$13,462	$32,975
Restricted cash	282	-
Prepaid expenses and other current assets	991	2,230
Total current assets	14,735	35,205
Restricted cash, net of current portion	340	540
Property and equipment, net	923	1,195
Right-of-use lease assets	3,190	3,665
Total assets	$19,188	$40,605

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable, net	$918	$2,303
Accrued expenses and other current liabilities	3,164	4,239
Current portion of loans payable, net	902	-
Lease liabilities	1,102	1,012
Total current liabilities	6,086	7,554
Loans payable, net	31,972	30,809
Leases, net of current portion	3,588	4,424
Warrant liability	851	5,475
Total liabilities	42,497	48,262

Common stock	1	1
Additional paid-in capital	582,259	580,403
Accumulated deficit	(605,569)	(588,061)
Total stockholders’ (deficit) equity	(23,309)	(7,657)
Total liabilities and stockholders’ (deficit) equity	$19,188	$40,605